                                                                Exhibit 10.20


==============================================================================



                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                                RIBOGENE, INC.,

                           HYLINE LABORATORIES, INC.

                                      AND

                                 MICHAEL ASHKIN

                                January 5, 1994



==============================================================================

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----

1.  Sale and Purchase of Purchased Assets.................................. 1

        a. Purchase and Sale............................................... 1
        b. Assets Excluded................................................. 2
        c. Liabilities..................................................... 2
        d. Closing and Closing Date........................................ 3

2.  Purchase Price; Terms of Payment....................................... 4

        a. Purchase Price.................................................. 4
        b. Valuation and Allocation of Purchase Price...................... 4
        c. Taxes........................................................... 5

3.  Representations and Warranties of the Seller and the Shareholder....... 5

        a. Organization.................................................... 5
        b. Title to Purchased Assets....................................... 5
        c. Due Authority; Valid and Binding Agreements..................... 5
        d. No Conflicts or Violations...................................... 5
        e. Tangible Assets................................................. 6
        g. No Undisclosed Liabilities...................................... 6
        h. No Violation of Law............................................. 6
        i. Litigation...................................................... 6
        j. Health, Safety, Employment and Environmental Matters............ 6
        k. Regulatory Compliance........................................... 7
        l. Intellectual Property........................................... 8
        m. Material Contracts.............................................. 9
        n. Employee Matters................................................10
        o. Brokers.........................................................10
        p. Assignability of Contracts; No Default..........................10
        q. Taxes...........................................................11
        r. Unassumed Liabilities...........................................11
        s. Purchase Entirely for Own Account...............................11
        t. Disclosure of Information.......................................11
        u. Investment Experience...........................................12
        v. Restricted Securities...........................................12
        w. Further Limitations on Disposition..............................12
        x. Legends.........................................................12
        y. Material Misstatements and Omissions............................13

4.  Representations and Warranties of the Purchaser........................13

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----

        a.      Organization ............................................   13
        b.      Due Authority; Valid and Binding Agreements .............   13
        c.      No Conflicts or Violations ..............................   13
        d.      Financial Statements ....................................   14
        e.      Capitalization ..........................................   14
        f.      Valid Issuance ..........................................   15
        g.      No Undisclosed Liabilities ..............................   15
        h.      No Violation of Law .....................................   15
        i.      Health, Safety, Employment and Environmental Matters ....   15
        j.      Regulatory Compliance ...................................   16
        k.      Litigation ..............................................   16
        l.      Material Contracts.......................................   17
        m.      Intellectual Property ...................................   17
        n.      Disclosure ..............................................   18
        o.      Brokers .................................................   18
        p.      Material Misstatements and Omissions ....................   18

5.  Interim Agreements ..................................................   18

        a.      Access; Confidentiality .................................   18
        c.      Interim Operations ......................................   19
        d.      Occurrence of Conditions ................................   19
        e.      Seller's Non-solicitation Agreement .....................   19
        f.      Certain Assignments .....................................   19
        g.      Purchaser's Non-Solicitation Agreement ..................   19

6.  Conditions to Obligations of the Purchaser ..........................   20

        a.      Representations, Warranties and Performance .............   20
        b.      Litigation ..............................................   20
        c.      Approvals ...............................................   20
        d.      Certain Assignments .....................................   20
        f.      Absence of Material Changes .............................   20
        g.      Legal Opinion ...........................................   20
        h.      Related Agreements ......................................   20
        h.      Regulatory Matters ......................................   21
        i.      FIRPTA Affidavit ........................................   21

7.  Conditions to Obligations of the Seller .............................   21

        a.      Representations, Warranties and Performance .............   21
        b.      Litigation ..............................................   21
        c.      Approvals ...............................................   21
        d.      Absence of Material Changes .............................   21

                                LIST OF EXHIBITS

Exhibit A       Tangible Assets

Exhibit B       Intellectual Property Rights

Exhibit C       Hyline Products

Exhibit D       Assigned Contracts

Exhibit E       Form of Non-Competition Agreement

Exhibit F       Form of Bill of Sale

Exhibit G       Form of Security Agreement

Exhibit H       Form of Assignment and Assumption Agreement

Exhibit I       Form of Promissory Note

Exhibit J       Form of Common Stock Purchase Warrant

Exhibit K       Agreed Warrant Value

Exhibit L       Seller's Disclosure Schedule

Exhibit M       Purchaser's Disclosure Schedule

Exhibit N       Purchaser's Financial Statements

Exhibit O       Purchaser Capitalization Table

Exhibit P       Form of Opinion of the Seller's Counsel

Exhibit Q       Form of Opinion of Sellers' Special Patent Counsel

Exhibit R       Form of Opinion of the Purchaser's Counsel

Exhibit S       Form of Sixth Amended and Restated Rights Agreement

Exhibit T       Form of Side Letter Agreement

                            ASSET PURCHASE AGREEMENT


        This Agreement is made as of January 5, 1994, by and among RIBOGENE, INC., a California corporation (the "PURCHASER"), HYLINE LABORATORIES, INC. (the "SELLER"), a New York corporation, and MICHAEL ASHKIN, an individual (the "SHAREHOLDER").

        A. The Seller desires to sell and the Purchaser desires to purchase certain of the assets relating to the Seller's business, which assets have been assigned or transferred to the Seller from Michael Ashkin, who acquired the same from certain other entities (collectively, the "PREDECESSOR").

        B. The Shareholder owns all of the issued and outstanding shares of capital stock of the Seller.

        C. The parties hereto desire to make this Agreement for the purpose of setting forth certain representations, warranties and covenants made by each to the other as an inducement to the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby.

        In consideration of the mutual agreements, representations and warranties contained in this Agreement, the parties agree as follows:

        1.  Sales and Purchase of Purchased Assets.

                a. Purchase and Sale. Subject to the terms and conditions contained in this Agreement, at the Closing (as defined below) the Seller shall sell, assign, transfer and convey to the Purchaser, free and clear of all liens and encumbrances, and the Purchaser shall purchase from the Seller, the assets described below (collectively, the "PURCHASED ASSETS"): (i) the tangible assets, furniture and fixtures listed and described in Exhibit A hereto (collectively, the "TANGIBLE ASSETS"), (ii) all patents, patent licenses, licensed patents, trademarks, trade names, business names, service marks, logos and copyrights, and all applications and registrations for the foregoing, and all of the Seller's applications, licenses or registrations with or from any governmental authority for any new drug or investigational new drug (including, without limitation, any antibiotic or biologic) or controlled substance (collectively, "PATENT RIGHTS") of the Seller, including (without limitation), each Patent Right described or listed on Exhibit B hereto, and (iii) all trade secrets, know-how, inventions or other proprietary information of any kind (collectively, "TRADE SECRETS") relating to the currently identified products or product candidates currently under development by the Seller, all of which products are listed on Exhibit C to this Agreement (such products are referred to herein as the "HYLINE PRODUCTS" and the Patent Rights and Trade Secrets referred to in (ii) and (iii) above are collectively referred to herein as the "INTANGIBLE ASSETS"). Without limiting the foregoing, the Purchased Assets shall be deemed to include the following:

                (A) All books and records, whether originals or copies, whether financial, scientific or otherwise, relating to the Purchased Assets, including (without limitation) all data, reports, analyses, models or studies relating to the Hyline Products and any tests, clinical trials or other research (and all related documentation) relating to the same, but excluding financial books and records, as to which the Purchaser shall be entitled to receive only photocopies;

                (B) All of Seller's rights under the leases, service contracts and other agreements listed on Exhibit D hereto (collectively, the "ASSIGNED CONTRACTS"), which include, without limitation, all proprietary information and assignment of inventions or similar agreements with all persons that have been employed by or have served as a consultant to or director of, the Seller;

                (C) All rights of the Seller, if any, under manufacturer's warranties and guarantees relating to the Tangible Assets;

                (D) All benefits and proceeds with respect to the Tangible Assets or any other Purchased Assets as of and after the Closing under any policy of insurance;

                (E) All licenses, permits, certificates, franchises, accreditations and other indicia of authority relating to the Seller's business, to the extent legally transferable; and

                (F) All inventory relating to the Seller's business, including (without limitation) all inventories of substances, drugs and materials used in clinical or preclinical trials.

        b. Assets Excluded. Except as enumerated above, the Seller shall retain and the Purchaser shall not acquire the remaining assets of the Seller. Without limiting the foregoing, the Purchased Assets shall be deemed not to include the following:

                (i) All cash, cash equivalents, prepaid expenses, deposits, bank accounts and accounts receivable of the Seller; and

                (ii)    The Seller's rights under this Agreement.

        c. Liabilities. Except as otherwise specifically set forth herein, the Purchaser shall not assume, or take title to the Purchased Assets subject to, or in any way be liable or responsible for, any liabilities or obligations of any kind of the Seller and the Seller shall continue to remain responsible for the same. Without limiting the generality of the foregoing, the Purchaser shall not assume or take title to the Purchased Assets subject to any of the following:

                (i) Any accounts payable, debts or other obligations of the Seller outstanding on the Closing Date or arising after the Closing Date, except as expressly provided in this Agreement with respect to the Assigned Contracts;

                (ii) Any liability or obligation of the Seller arising from claims for personal injury (including death) or damage to property in respect of any of the Seller's activities, except as expressly provided in this Agreement with respect to the Designated Liability Claims (as defined in Section 9(a)(iv) below);

                (iii) Any liability or obligation of the Seller, or any of its employees, for any federal, state, local or foreign income, sales, use, transfer, employment and other taxes, including, without limitation, any of such taxes arising out of or in connection with the purchase of the Purchased Assets by the Purchaser hereunder or any transactions preceding and in connection with such purchase;


                (iv) Any liability or obligation in respect of any plan, agreement, arrangement or understanding under which benefits or compensation are provided by the Seller for its employees, consultants or directors (including but not limited to, any contract or other obligation for health insurance, accrued vacation, severance pay or other benefits, or any commissions or revenue or profit sharing or other compensation) (other than sums which may arise after the date of this Agreement payable to Rip Grossman
& Associates, Inc., pursuant to an agreement between such entity and the Seller or the Predecessor, which obligation to pay such future amounts is being assumed by the Purchaser hereunder);

                (v) Any liability or obligation of the Seller based upon or arising under any contract or agreement existing prior to or at the time of Closing, other than pursuant to an Assigned Contract, from and after the Closing Date;

                (vi) Any lien, encumbrance, security interest or charge of any nature whatsoever; or

                (vii) Any liabilities or obligations arising from litigation to which the Seller or the Shareholder is or would be a party that is pending or threatened.

        d. Closing and Closing Date. Unless otherwise agreed by the parties, the consummation of the transactions contemplated by this Agreement shall take place at a closing (the "CLOSING") to be held at the offices of Salon, Marrow & Dyckman 685 Third Avenue, 21st Floor, New York, New York 10017, at 9:00 a.m. local time, on January 5, 1994, or such earlier time or date as the Seller and the Purchaser shall mutually agree, such time and date being referred to herein as the "CLOSING DATE." At the Closing, (i) the Purchaser and the Shareholder shall enter into the Non-Competition Agreement in the form attached hereto as Exhibit E (the "NON-COMPETITION AGREEMENT"), (ii) the Seller shall deliver to the Purchaser a Bill of Sale in the form attached hereto as Exhibit F, evidencing the purchase and sale of the Purchased Assets (the "BILL OF SALE"), (iii) the Purchaser shall execute and deliver to the Seller each of the Notes (as defined below), (iv) the Seller, the Shareholder and the Purchaser shall enter into the Security Agreement (the "SECURITY AGREEMENT") in the form attached hereto as Exhibit G, which relates to the Notes and the Non-Competition Agreement, (v) the Purchaser shall execute and deliver to the Seller the Warrant (as defined below), (vi) the Seller, the Purchaser and certain other shareholders of the Purchaser shall enter into the Sixth Amended and Restated Rights Agreement (as set forth in Section 7(f) below), (vii) the Seller and the

Purchaser shall enter into the Assignment and Assumption Agreement (the "ASSIGNMENT AGREEMENT") in the form attached hereto as Exhibit H, and (viii) the Purchaser shall make the cash payment to the Seller pursuant to the terms of
Section 2(a)(i) below. The Non-Competition Agreement, the Bill of Sale, the Notes, the Security Agreement, the Warrant, the Sixth Amended and Restated Rights Agreement and the Assignment Agreement are referred to herein collectively as the "RELATED AGREEMENTS."

        2.      Purchase Price; Terms of Payment.

                a. Purchase Price. The consideration to be paid to the Seller at the closing (the "PURCHASE PRICE") shall consist of the following:

                        (i) The Purchaser shall make a cash payment at the Closing by cash, bank check for immediately available funds or wire transfer to the Seller or its designee in the amount of Three Hundred Eighty-Two Thousand Five Hundred Dollars ($382,500.00).

                        (ii) Four secured promissory notes of the Purchaser (the "NOTES") each in the form attached hereto as Exhibit I and duly completed in accordance with the terms set forth herein. The Notes shall be issued in the respective principal amounts of (A) One Million One Hundred Twenty-One Thousand Dollars ($1,121,000.00), due together with all interest accrued thereon on the first (1st) anniversary of the Closing Date; (B) Nine Hundred Sixteen Thousand Dollars ($916,000.00), due together with all interest accrued thereon on the second (2nd) anniversary of the Closing Date; (C) Nine Hundred Ten Thousand Dollars ($910,000.00), due together with all interest accrued thereon on the third (3rd) anniversary of the Closing Date; and (D) Nine Hundred Nine Thousand Dollars ($909,000.00), due together with all interest accrued thereon on the fourth (4th) anniversary of the Closing Date. Each of the Notes shall bear simple interest, compounded annually, at the minimum rate of interest necessary to avoid the imputation of income under the Internal Revenue Code of 1986 (the "CODE") (in effect on the Closing Date), taking into account for such purpose whether such Note is short-term or mid-term obligation under the Code; and

                        (iii) A duly executed Common Stock Purchase Warrant in the form attached hereto as Exhibits J (the "WARRANT"), which shall be delivered to the Seller at the Closing.

                b. Valuation and Allocation of Purchase Price. For purposes of complying with the requirements of Section 1060 of the Code, the Purchase Price shall be allocated in accordance with the agreed upon warrant value set forth on Exhibit K hereto. Each party hereto agrees to prepare its federal and state income tax returns for all current and future tax reporting periods and file Form 8594 (and corresponding state forms) with respect to this transaction in a manner consistent with such valuation and allocation, and shall take no position in any tax proceedings inconsistent with such valuation or allocation. If any state or federal taxing authority challenges such valuation or allocation, the party receiving notice of such challenge shall give the other prompt written notice of such challenge, and the parties shall cooperate in good faith in responding to it in order to preserve the effectiveness of such valuation and allocation.

                c. Taxes. The Seller shall pay and discharge promptly when due all sales, use, transfer, excise and other like taxes, if any, arising out of the transfer of the Purchased Assets, or otherwise as a consequence of the transactions contemplated by this Agreement.

        3. Representations and Warrants of the Seller and the Shareholder. Each of the Seller and the Shareholder represents and warrants to the Purchaser that, except as set forth in the Disclosure Schedule attached to this Agreement as Exhibit L (the "SELLER DISCLOSURE SCHEDULE"):

                a. Organization. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite power and authority to own, operate and lease its properties and carry on its business as now conducted. The Shareholder owns all of the issued and outstanding capital stock of the Seller, and no other person has any right to acquire any equity or other interest in the Seller.

                b. Title to Purchased Assets. The Seller has and will convey to the Purchaser on the Closing Date title to the Purchased Assets, free and clear of all security interests, mortgages, liens (including, but not limited to, liens with respect to taxes), attachments, orders of court, rights of redemption, debts, claims, charges, or other encumbrances of any kind whatsoever and not subject to any continuing royalty, commission, profit or revenue sharing or other compensation contract or obligation of any kind other than as set forth in the Assigned Contracts.

                c. Due Authority; Valid and Binding Agreements. Each of the Seller and the Shareholder has the power and authority to enter into and be bound by the terms and conditions of this Agreement and the Related Agreements to which it is a party and to carry out its obligations pursuant hereto and thereto. Each of this Agreement and the Related Agreements is, or upon execution and delivery thereof will be, a legal, valid and binding obligation of each of the Seller and the Shareholder which is a party thereto, as the case may be, in each case enforceable against such party in accordance with its terms. The execution, delivery and performance by the Seller of this Agreement and the Related Agreements have been authorized and approved by all necessary corporate action of the Seller and in compliance with all applicable laws.

                d. No Conflicts or Violations. Neither the execution and delivery of this Agreement and the Related Agreements nor the consummation of the purchase and sale of the Purchased Assets and the other transactions contemplated by this Agreement or the Related Agreements will (i) conflict with or result in any violation of or constitute a default under any provision of the Seller's Certificate of Incorporation or Bylaws or any agreement, mortgage, bond, indenture, franchise or other instrument or obligation to which the Seller or the Shareholder is a party or by which the Seller or the Shareholder is bound (including, without limitation, any collective bargaining agreements to which the Seller is a party and any partnership or similar agreement to which the Shareholder or affiliate of the Shareholder may be bound), (ii) result in the creation of any lien or other encumbrance upon the Purchased Assets pursuant to the terms of any such mortgage, bond, indenture, franchise or other instrument or obligation, (iii) violate any judgment, order, injunction, decree or award of any court, administrative agency or government body against, or binding upon, the Seller or the Shareholder or upon any of the Purchased Assets, (iv) constitute a violation by the Seller of any law or regulation of any jurisdiction in which the Seller conducts its business, or (iv) result in the breach of any of the terms or conditions of, or constitute a default under, or otherwise cause any impairment of any permit or license or other governmental authorization held by the Seller.

                e. Tangible Assets. Exhibit A contains a complete and accurate list of certain tangible assets currently used in the Seller's business. The Tangible Assets are being sold in their current state and the Seller makes no representation as to their operating condition or repair. The Seller does not own any real property.

                g. No Undisclosed Liabilities. The Seller has no liabilities or obligations, accrued, absolute, known or unknown, contingent or otherwise, except (i) the liabilities and obligations set forth on Exhibit L, (ii) liabilities and obligations which have been incurred subsequent to the date of such exhibit in the ordinary course of business and (iii) liabilities and obligations under the Assigned Contracts. All accrued but unpaid monetary liabilities under the Assigned Contracts as of the date of this Agreement are set forth on Exhibit L. There are no claims against, or liabilities or obligations of, or any reasonable basis known to the Seller or the Shareholder for any claims which, individually or in the aggregate, might result in or cause any material adverse change in the Seller's business or prospects or in the value of the Purchased Assets. To the knowledge of the Seller and the Shareholder, no Designated Liability Claim (as defined in Section 9(a)(iv) below) has been made or is pending against the Seller, the Predecessor, the Shareholder or any of their affiliates, nor, to the knowledge of the Seller and the Shareholder, does any valid basis for any Designated Liability Claim currently exist.

                h. No Violation of Law. There has been no violation of any applicable federal, state or other law or regulation, ordinance, order, injunction or decree, or any other requirements of any governmental body, agency, authority or court that relate to the Purchased Assets.

                i. Litigation. There are no suits, actions or administrative, arbitration, unfair labor practice, worker's compensation or other proceedings or governmental investigations, pending or, to the Seller's or the Shareholder's knowledge, threatened that relate to the Purchased Assets, and there are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency or by arbitration, pursuant to a grievance or other procedure) that relate to the Purchased Assets.

                j.  Health, Safety, Employment and Environmental Matters.

                        (i) To the extent that the failure to do or be so would have an adverse effect upon the Purchased Assets, the Seller is in compliance with all federal, state, local and foreign health and occupational safety laws and all federal, state, local and foreign laws related to employment and employment practices, compensation and benefits, which are applicable to the Seller or its business, and the Seller and the Predecessor have conducted their business in compliance with the foregoing provisions.

                        (ii) To the extent that the failure to do or be so would have an adverse effect upon the Purchased Assets, the Seller is in compliance with the terms and conditions of all environmental permits, licenses, and other authorizations required under applicable laws relating in any way to pollution of the environment and the Seller and the Predecessor have conducted their business in compliance with the foregoing provisions.

                        (iii) To the extent that the failure to do or be so would have an adverse effect upon the Purchased Assets, the Seller is in compliance with all applicable federal, state, local and foreign laws relating to emissions, discharges, and releases of hazardous materials into the environment and the generation, treatment, storage, transportation and disposal of hazardous wastes, including, without limitation, any applicable provisions of the Resource Conservation and Recovery Act of 1976 or the Comprehensive Environmental Response Compensation and Liability Act of 1980, and the Seller and the Predecessor have conducted their business in compliance with the foregoing provisions.

                        (iv) To the extent that such would have an adverse effect on the Purchased Assets, (A) there are no conditions at, on, under or related to, any real property of the Seller or the Predecessor or at which they conduct or have conducted any of their operations or business which presently or potentially pose a significant hazard to human health or the environment, whether or not in compliance with law, and there (B) has been no production, use, treatment, storage, transportation or disposal by the Seller or the Predecessor of any Hazardous Substance, as hereinafter defined, at or on such real property nor any release or threatened release by the Seller or the Predecessor of any Hazardous Substance, pollutant or contaminant into or upon or over the Real Property or into or upon ground or surface water at or within 2,000 feet of the boundaries of such real property except in compliance with applicable law. To the knowledge of the Seller and the Shareholder, no Hazardous Substance relating in any manner to the Purchased Assets is now or ever has been stored by the Seller or the Predecessor on such real property in underground tanks, pits or surface impoundments except in compliance with applicable law.

                        (v) No action, investigation, proceeding, permit revocation, permit amendment, writ, injunction or claim is pending, nor has the Seller or the Predecessor received any notice of any of the foregoing, concerning or relating to (A) the use, storage, sale or disposal of any Hazardous Substance related to or affecting the Purchased Assets, (B) the exposure of any person to any Hazardous Substance as a consequence of any activity related to or affecting the Purchased Assets or (C) the presence of any Hazardous Substance in, on or under any of the Seller's or the Predecessor's facilities or any property owned, leased or occupied by the Seller which is related to or affecting the Purchased Assets.

                        (vi) For purposes of this Agreement, "Hazardous Substance" shall mean any environmentally hazardous or toxic substance, material or waste which is currently regulated as such by any local governmental authority, any state or the United States Government.

                k.      Regulatory Compliance.

                        (i) Each of the Seller and the Predecessor has complied with all requirements imposed on the drug products sold or proposed for sale or testing by the Seller relating to the premarket development, production, sale and marketing thereof, pursuant to the Federal Food, Drug and Cosmetic Act (the "FDC ACT"), the regulations promulgated by the U.S. Food and Drug Administration (the "FDA") thereunder, and any policies issued by the FDA concerning the premarket development, production, sale and marketing of such drug products, including any conditions for approval and/or postmarket requirements that are specific to such drug products. Without limiting the foregoing, the Seller specifically represents that all necessary investigational new drug applications ("INDs") and amendments and/or supplements thereto, as required by the FDC Act, the regulations of the FDA adopted thereunder, and any policies issued by the FDA in connection with such investigational new drug applications and amendments and/or supplements thereto, have been filed with the FDA for metoclopramide, propranolol or any other Hyline Product for which such applications or amendments are or have been required, and all necessary approvals and acknowledgments have been obtained from the FDA. Furthermore, all regulatory submissions to and filings with the FDA made by or on behalf of the Seller are complete and correct in all material respects and have been prepared and filed in compliance with all FDA rules, regulations and stated policies. Informed consent agreements have been duly and validly entered into between the Seller (or its predecessor) and each person participating in any clinical trial or testing conducted by the Seller or the Predecessor with respect to the Hyline Products and such informed consent agreements are adequate under applicable law. Neither the enforceability nor legal sufficiency of such informed consent agreements has been challenged by any participant in any clinical trial or by any governmental agency (including, without limitation, the FDA).

                        (ii) The Seller is not and has never been required to comply with the requirements of the federal Controlled Substances Act (the "CSA"), the implementing regulations promulgated by the U.S. Drug Enforcement Administration (the "DEA") thereunder, or any policies issued by the DEA concerning the premarket development, production, sale and marketing of such controlled substances, including any conditions for approval or acknowledgments, such as issuance of all registration and licensing applications, and/or any other requirements, such as physical security, recordkeeping, reporting, registration and filing requirements, that are specific to such controlled substances. Furthermore, the Seller is not and has never been required to execute and file applications with any State Board of Pharmacy and has not in fact ever done so.

                I.  Intellectual Property.

                        (i) The Seller owns, and/or (as the case may be), except with respect to any limitation on use expressly set forth in the Assigned Contracts, has the exclusive right to use, sell, license, dispose of, and (subject to compliance with legal formalities) bring actions for infringement of, (A) all of the Patent Rights described in Exhibit B hereto and, (B) to the extent permitted by law, the Trade Secrets described in Exhibit C hereto as expressly noted thereon (collectively, "SELLER'S INTELLECTUAL PROPERTY RIGHTS").

                        (ii) The execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby (including the transfer of the Purchased Assets to the Purchaser and the continued conduct by the Purchaser after the Closing Date of the business of the Seller) will not breach, violate or conflict with any instrument or agreement governing any of Seller's Intellectual Property Rights necessary or required for, or used in, the conduct of the business of the Seller or the Predecessor (including, without limitation, any of Seller's Intellectual Property Rights relating to any Hyline Product) and will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of Seller's Intellectual Property Rights or in any way impair the right of the Purchaser to use, sell, license or dispose of or to bring any action for the infringement of any of Seller's Intellectual Property Rights or portion thereof.

                        (iii) Neither the development, manufacture, marketing, license, sale or use of any Hyline Product violates or will violate any license or agreement with any third party (assuming that the foregoing activities are taken in compliance with the express terms of the Assigned Contracts), or, to the knowledge of the Seller or the Shareholder, infringes or will infringe any valid Patent Right or protectible Trade Secret of any other party; there is no pending or, to the knowledge of the Seller and the Shareholder, threatened claim or litigation or basis for contesting the validity, ownership or right to use, sell, license or dispose of any of Seller's Intellectual Property Rights, nor has the Seller or the Shareholder received any notice asserting that any of Seller's Intellectual Property Rights or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, nor, to the knowledge of the Seller or the Shareholder, is there any basis for any such assertion. To the knowledge of the Seller or the Shareholder, there has not been and is not currently any infringement on the part of any third party of any of Seller's Intellectual Property Rights.

                        (iv) The Seller has taken reasonable and practicable steps (including, without limitation, entering into confidentiality and non-disclosure agreements and inventions assignment agreements with all officers and employees of and consultants to the Seller with access to or knowledge of Seller's Intellectual Property Rights) designed to safeguard and maintain the secrecy and confidentiality of, and/or its proprietary rights in, all of the Seller's Intellectual Property Rights.

                        (v) A complete and accurate list of all applications, filings and other formal actions made or taken pursuant to federal, state, local and foreign laws by the Seller or the Predecessor with respect to Seller's Intellectual Property Rights, including, without limitation, all patents, patent applications, trademarks, trademark applications, service marks and copyright registrations, including the identification of the country in which any of them has been filed, issued or registered, is set forth on Exhibit B hereto. All such patents, trademarks, service marks and copyright registrations are in full force and effect. The items set forth on Exhibit B, C and D hereto represent all of the Seller's Intellectual Property Rights with respect to the Hyline Products and in such regard the information set forth on such exhibits is accurate and complete.

                m. Contracts. The Seller is not bound by any contract, agreement or instrument of any kind that affects in any way the Purchased Assets except as set forth on the Seller Disclosure Schedule or Exhibit D (collectively, the "SELLER CONTRACTS"). No breach, default or condition permitting declaration of breach or default exists with respect to the Seller or, to the Seller's knowledge, with respect to any other party to any such Seller Contract as to any of the Seller Contracts.

                n.      Employee Matters.

                        (i) The Seller Disclosure Schedule contains a complete and correct list of the names and addresses of all the Seller's employees and consultants (collectively, the "EMPLOYEES") who perform services for or on behalf of the Seller, including, to the extent applicable, their titles, and of all of the members of the Seller's Board of Directors.

                        (ii) The listing of the Seller Contracts listed on the Seller Disclosure Schedule includes all contracts, arrangements and agreements of the Seller with regard to the Employees and/or consultants. The employment of all Employees is terminable at will without any penalties or severance obligations of any kind.

                        (iii) None of the Employees is represented by any labor union nor is the Seller a party to any collective bargaining agreement. There is no pending or threatened labor strike, work stoppage, representation petition, slow down, labor grievance or other labor trouble or interference pending against the Seller, affecting the Employees or impairing the Seller's business (including, without limitation, any organizational drive). All Employees and consultants are either United States citizens or resident aliens specifically authorized to engage in employment in the United States in accordance with all applicable laws and have completed and filed all required forms contemplated by such laws.

                        (iv) Each of the employees, consultants and directors of the Seller or the Predecessor have entered into proprietary information and invention assignment agreements in a form provided to the Purchaser, and to the extent such agreements affect or relate to the Purchased Assets, such agreements are fully enforceable and assignable to the Purchaser in accordance with the provisions of this Agreement.

                        (v) No agreement or arrangement regarding compensation which will be assumed by Purchaser provides for any payments which could result in a nondeductible expense to the Purchaser pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to
Section 4999 of the Code.

                o. Brokers. Neither the Seller nor the Shareholder is obligated, either directly or indirectly, to any person for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement, and each of the Seller and the Shareholder agrees to indemnify the Purchaser against any liability incurred by the Purchaser resulting from any such charges alleged to be payable because of any act, omission or statement of or by the Seller or the Shareholder.

                p. Assignability of Contracts; No Default. To the knowledge of the Seller and the Shareholder, each of the Assigned Contracts (i) is a legal, binding and enforceable obligation of the Seller and the other parties thereto and none of the parties thereto is in material breach or default of any of its obligations to the other party or parties and (ii) upon execution of the Assignment Agreement, will constitute legal, binding and enforceable obligations of such other parties to the benefit of the Purchaser, enforceable by the Purchaser in accordance with their terms.

                q. Taxes. All sales and use taxes, real and personal property taxes, gross receipts taxes, documentary transfer taxes, employment taxes, withholding taxes, unemployment insurance contributions and other taxes or governmental charges of any kind, however denominated, for which the Purchaser could become liable as a result of acquiring the Purchased Assets or which could result in a lien on or charge against the Purchased Assets (collectively, "Taxes") have been or will be paid for all periods prior to and including the Closing Date. The Seller or the Predecessor has duly and timely filed (or will file prior to the Closing Date) all returns and reports of Taxes required to be filed prior to such date. There are not, and as of the Closing will not be, any liens for Taxes on any of the Purchased Assets (other than liens for Taxes not yet due and payable). Each of the Seller and the Predecessor has complied with all record keeping and tax reporting obligations relating to income and employment taxes due with respect to compensation paid to Employees. Seller is not a "foreign person" within the meaning of Section 1445(f)(3) of the Code. There are no pending or threatened proceedings with respect to Taxes.

                r. Unassumed Liabilities. The sale, transfer and assignment of the Purchased Assets pursuant to this Agreement will not render the Seller unable to pay its liabilities not assumed by the Purchaser as they become due and payable.

                s. Purchase Entirely for Own Account. This Agreement is made with the Seller in reliance upon the Seller's representation to the Purchaser, which by the Seller's execution of this Agreement the Seller hereby confirms, that the Warrant and the shares of Common Stock issuable upon exercise of the Warrant (the "WARRANT SHARES" and collectively with the Warrant, the "SECURITIES") to be acquired by the Seller will be acquired for investment for the Seller's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Seller has no present intention of selling, granting any participation in, or otherwise distributing the same other than to the Shareholder and members of the Shareholder's immediate family or trusts for their benefit. By executing this Agreement, the Seller further represents that the Seller does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities. The Seller understands that this sale of the Securities has not been, and will not be, registered under the Securities Act of 1933, as amended (the "SECURITIES ACT"), by reason of a specific exemption from the registration provisions thereof which depends upon, among other things, the bona fide nature of the Seller's investment intent and the accuracy of the Seller's representations as expressed herein. The Seller represents that it has not been formed for the specific purpose of acquiring the Securities.

                t. Disclosure of Information. The Seller believes it has received all the information it considers necessary or appropriate for deciding whether to acquire the Securities. The Seller further represents that it has had opportunity to ask questions and receive answers from the Purchaser regarding the terms and conditions of the offering of the

Securities. The foregoing, however, does not limit or modify the representations and warranties of the Purchaser in Section 4 of this Agreement or the right of the Seller to rely thereon.

                u. Investment Experience. The Seller is capable of evaluating the merits and risks of the Seller's acquisition of the Securities. The Seller, by reason of its business or financial experience or the business or financial experience of its professional advisors who are unaffiliated with and who are not compensated by the Purchaser or any affiliate or selling agent of the Purchaser, directly or indirectly, has the capacity to protect its own interests in connection with the acquisition of the Securities hereunder.

                v. Restricted Securities. The Seller understands that the Securities are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Purchaser in a transaction not involving a public offering and that under such laws and applicable regulations such Securities may be resold without registration under the Securities Act only in certain limited circumstances. In this respect, the Seller represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and otherwise by the Securities Act.

                w. Further Limitations on Disposition. Without in any way limiting the representations set forth above, the Seller further agrees not to make any disposition of all or any portion of the Securities unless and until:

                        (i) There is then in effect a Registration Statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

                        (ii) The Seller shall have (A) notified the Purchaser of the proposed disposition and shall have furnished the Purchaser with a detailed statement of the circumstances surrounding the proposed disposition, and (B) if reasonably requested by the Purchaser, furnished the Purchaser with an opinion of counsel, reasonably satisfactory to the Purchaser, that such disposition will not require registration under the Securities Act. It is agreed that the Purchaser will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

                        (iii) Notwithstanding the provisions of paragraphs (i) and (ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer by the Seller to a constituent partner (including any constituent of a constituent) of the Seller or to a trust for the benefit of a constituent and or members of his immediate family, if the transferee or transferees agree in writing to be subject to the terms hereof to the same extent as if they were the Purchaser hereunder.

                x. Legends. It is understood that the Securities, and any securities issued in respect thereof or exchange therefor, may bear one or all of the following legends: (i) a legend setting forth the restrictions stated above with respect to the Securities Act of 1933 and Rule 144 promulgated thereunder, (ii) any legend required by the laws of the State of California or New York, including any legend required by the California Department of

Corporations, and/or (iii) any legend required by the Blue Sky laws of any other state to the extent such laws are applicable to the Securities so legended.

                y. Material Misstatements and Omissions. No representation or warranty by the Seller or the Shareholder in this Agreement, any Related Agreement or in any certificate furnished or to be furnished by the Seller or the Shareholder pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Seller and the Shareholder have delivered or made available true and complete copies of each document which has been requested by the Purchaser.

        4. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Seller and the Shareholder that, except as set forth in the Disclosure Schedule attached to this Agreement as Exhibit M (the "PURCHASER DISCLOSURE SCHEDULE"):

                a. Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite power and authority to own, operate and carry on its business as it is now conducted.

                b. Due Authority; Valid and Binding Agreements. The Purchaser has the power and authority to enter into and be bound by the terms and conditions of this Agreement and the Related Agreements to which it is a party and to carry out its obligations pursuant hereto and thereto. Each of this Agreement and the Related Agreements to which the Purchaser is a party is or, upon execution and delivery thereof will be, a legal, valid and binding obligation of the Purchaser, in each case enforceable against the Purchaser in accordance with its terms. The execution, delivery and performance by the Purchaser of this Agreement and the Related Agreements has been authorized and approved by all necessary corporate action and in compliance with all applicable laws. All corporate action on the part of the Purchaser, its officers, directors and shareholders necessary for the authorization, issuance and delivery of the Warrant has been taken or will be taken prior to the Closing, and, with respect to the Warrant Shares, will be taken prior to the exercise of the Warrant.

                c. No Conflicts or Violations. Neither the execution or delivery of this Agreement and the Related Agreements nor the consummation of the purchase and sale of the Purchased Assets and the other transactions contemplated by this Agreement or the Related Agreements will (i) conflict with or result in any violation of or constitute a default under any provision of the Purchaser's Articles of Incorporation or Bylaws or any agreement, mortgage, bond, indenture, franchise or other instrument or obligation to which the Purchaser is a party or by which it is bound, (ii) violate any judgment, order, injunction, decree or award of any court, administrative agency or governmental body against, or binding upon, the Purchaser or upon the property or business regulation of any jurisdiction as such law or regulation relates to the Purchaser or the property or business of the Purchaser, (iii) constitute a violation by the Purchaser of any law or regulation of any jurisdiction, or (iv) result in the breach of any of the terms or conditions of, or constitute a default under, or otherwise cause any impairment of, any permit, license or other governmental authorization held by the Purchaser or required of the Purchaser to conduct its business.

                d. Financial Statements. The audited financial statements of the Purchaser for the periods ended December 31, 1992 and March 31, 1992, and unaudited financial statements for the nine-month period ended September 30, 1993, attached to this Agreement as Exhibit N (collectively, the "PURCHASER FINANCIAL STATEMENTS"), are complete and correct and have been prepared in accordance with the Purchaser's books and records and with generally accepted accounting principles applied on a consistent basis throughout the periods indicated and with each other (except in the case of interim financial statements for the lack of footnotes and subject to normal year-end audit adjustments, which, in neither case, are material), and fairly and accurately set forth the operating results of the Purchaser as of the dates and for the periods indicated therein. Since the date of such financial statements, there has not been any adverse change in the revenues, liabilities, operating results or prospects of the Purchaser or any change in the Purchaser's business from that reflected in the Purchaser Financial Statements.

                e. Capitalization. As of the date of this Agreement, the authorized capital of the Purchaser consists of:

                        (i) Preferred Stock. Five Million Eighteen Thousand Four Hundred Ninety-One (5,018,491) shares of Preferred Stock, of which (a) 138,269 shares have been designated Series A Preferred Stock, of which 138,268 are issued and outstanding, (b) 800,000 shares have been designated Series B Preferred Stock, of which 580,061 shares are issued and outstanding, (c) 3,810,000 shares have been designated Series C Preferred Stock, of which 2,805,519 shares are issued and outstanding, and (d) 270,222 shares have been designated Series D Preferred Stock, all of which are issued and outstanding.

                        (ii) Common Stock. Eight Million (8,000,000) shares of Common Stock, of which Three Hundred Ten Thousand Three Hundred Sixty-Three (310,363) shares are issued and outstanding.

                        (iii) Reservation of Stock.  The Purchaser has reserved
(a) 17,556 shares of Series B Preferred Stock for issuance upon exercise of a certain outstanding warrant to purchase shares of Series B Preferred Stock (the "SERIES B WARRANT"), (b) 15,000 shares of Series C Preferred Stock for issuance upon exercise of a certain outstanding warrant to purchase shares of Series C Preferred Stock (the "SERIES C WARRANT"), (c) 138,268 shares of Common Stock for issuance upon conversion of the Series A Preferred Stock, (d) 597,617 shares of Common Stock for issuance upon conversion of the Series B Preferred Stock, (e) 2,820,519 shares of Common Stock for issuance upon conversion of the Series C Preferred Stock and (f) 270,222 shares of Common Stock for issuance upon conversion of the Series D Preferred Stock. The Purchaser has also reserved an aggregate of up to 1,023,376 shares of Common Stock for issuance, at the discretion of the Board of Directors, to officers, directors, employees and consultants pursuant to equity incentive plans adopted by the Purchaser.

                        (iv) Capitalization Table. Attached hereto as Exhibit O is a table representing the foregoing capitalization of the Purchaser and assuming the issuance of the Warrant. Such table is true and correct except to the extent of the assumed issuance of the Warrant.

                f. Valid Issuance. The outstanding shares of Common Stock and Series A, Series B, Series C and Series D Preferred Stock and the Series B Warrant and Series C Warrant are duly and validly issued (including, without limitation, issued in compliance with applicable federal and state securities laws) and the outstanding capital stock is fully-paid and nonassessable. The Warrant, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued (including, without limitation, issued in compliance with applicable federal and state securities laws), and the Warrant Shares, when issued upon proper exercise of the Warrant, will be fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, any Related Agreements and applicable state and federal securities laws.

                g. No Undisclosed Liabilities. The Purchaser has no liabilities or obligations, accrued, absolute, known or unknown, contingent or otherwise, except (i) the liabilities and obligations set forth in the most recent balance sheet included in the Purchaser Financial Statements, and (ii) liabilities and obligations which have been incurred subsequent to the date of such balance sheet in the ordinary course of business which are not, individually or in the aggregate, material. There are no claims against, or liabilities or obligations of, or any reasonable basis known to the Purchaser for any claims which, individually or in the aggregate, might result in or cause any material adverse change in the Purchaser's business or prospects.

                h. No Violation of Law. The Purchaser has not engaged in any activity or omitted to take any action as a result of which the Purchaser is or has been in violation of any applicable federal, state or other law or regulation, ordinance, order, injunction or decree, or any other requirement of any governmental body, agency, authority or court.

                i.  Health, Safety, Employment and Environmental Matters.

                        (i) The Purchaser is in compliance with all federal, state, local and foreign health and occupational safety laws and all federal, state, local and foreign laws related to employment and employment practices, compensation and benefits, which are applicable to the Purchaser or its business, and the Purchaser has conducted its business in compliance with the foregoing provisions.

                        (ii) The Purchaser is in compliance with the terms and conditions of all environmental permits, licenses, and other authorizations required under applicable laws relating in any way to pollution of the environment, and the Purchaser has conducted its business in compliance with the foregoing provisions.

                        (iii) The Purchaser is in compliance with all applicable federal, state, local and foreign laws relating to emissions, discharges, and releases of hazardous materials into the environment and the generation, treatment, storage, transportation and disposal of hazardous wastes, including, without limitation, any applicable provisions of the Resource Conservation and Recovery Act of 1976 or the Comprehensive Environmental Response. Compensation and Liability Act of 1980, and the Purchaser has conducted its business in compliance with the foregoing provisions.

                        (iv) There are no conditions at, on, under or related to, any real property of the Purchaser or at which they conduct or have conducted any of their operations or business which presently or potentially pose a significant hazard to human health or the environment, whether or not in compliance with law, and there has been no production, use, treatment, storage, transportation or disposal by the Purchaser of any Hazardous Substance, as hereinafter defined, at or on such real property nor any release or threatened release by the Purchaser of any Hazardous Substance, pollutant or containment into or upon or over the Real Property or into or upon ground or surface water at or within 2,000 feet of the boundaries of such real property except in compliance with applicable law. No Hazardous Substance is now or ever have been stored by the Purchaser on such real property in underground tanks, pits or surface impoundments except in compliance with applicable law.

                        (v) No action, investigation, proceeding, permit revocation, permit amendment, writ, injunction or claim is pending, nor has the Purchaser received any notice of any of the foregoing, concerning or relating to (A) the use, storage, sale or disposal of any Hazardous Substance related to the Purchaser's business, (B) the exposure of any person to any Hazardous Substance as a consequence of any activity related to the conduct of the Purchaser's business or (C) the presence of any Hazardous Substance in, on or under any of the Purchaser's facilities or any property owned, leased or occupied by the Purchaser.

                        (vi) For purposes of this Agreement, "Hazardous Substance" shall mean any hazardous or toxic substance, material or waste which is regulated by any local governmental authority, any state or the United States Government.

                j. Regulatory Compliance. The Purchaser has complied with all requirements imposed on the drug products sold or proposed for sale or testing by the Purchaser relating to the premarket development, production, sale and marketing thereof, pursuant to the Federal Food, Drug and Cosmetic Art (the "FDC Act"), the regulations promulgated by the U.S. Food and Drug Administration (the "FDA") thereunder, and any policies issued by the FDA concerning the premarket development, production, sale and marketing of such drug products, including any conditions for approval and/or postmarket requirements that are specific to such drug products. Furthermore, the Purchaser is not currently and has never been required to comply with the requirements of the federal Controlled Substances Act (the "CSA"), the implementing regulations promulgated by the U.S. Drug Enforcement Administration (the "DEA") thereunder, or any policies issued by the DEA concerning the premarket development, production, sale and marketing of such controlled substances.

                k. Litigation. There are no suits, actions or administrative, arbitration, unfair labor practice, worker's compensation or other proceedings or governmental investigations, pending or, to the Purchaser's knowledge, threatened against or relating, directly or indirectly to the Purchaser and there are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency or by arbitration pursuant to a grievance or other procedure) against or relating to the Purchaser which could result in a material adverse effect on the financial condition, business or prospects of the Purchaser, or any lien or other encumbrance on the assets of the Purchaser.

                        l. Material Contracts. The Purchaser is not bound by any contract, agreement or instrument of any kind except as listed in the Purchaser Disclosure Schedule (the "PURCHASER MATERIAL CONTRACTS"). No default, breach or condition permitting declaration of breach or default exists with respect to any of the Purchaser Material Contracts.

                        m.      Intellectual Property.

                                (i)  As of the Closing, the Purchaser has or
will have sufficient title and ownership of all patents, trademarks, service marks, trade names, copyrights, trade secrets information, proprietary rights and processes necessary for its business as now conducted and as proposed to be conducted without any conflict with or infringement of the rights of others.

                                (ii) The Purchaser is not aware that it has
violated or, by conducting its business as proposed, would violate any of the Intellectual Property Rights of any other person or entity. The execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby will not breach, violate or conflict with any instrument or agreement governing any intellectual property right necessary or required for, or used in, the conduct of the business of the Purchaser as presently conducted.

                                (iii) The Purchaser is not aware that any of
its employees are obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement or subject to any judgment decree or order of any court or administrative agency, that would interfere with the use of his best efforts to promote the interests of the Purchaser or that would conflict with the Purchaser's business as proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of the Purchaser's business by the employees of the Purchaser, nor the conduct of the Purchaser's business as proposed, will, to the Purchaser's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated.

                                (iv)  The Purchaser has taken reasonable and
practicable steps (including, without limitation, entering into confidentiality and non-disclosure agreements and inventions assignment agreements with all officers and employees of and consultants to the Seller with access to or knowledge of the Seller's Intellectual Property Rights) designed to safeguard and maintain the secrecy and confidentiality of, and/or its proprietary rights in, all of the Seller's Intellectual Property Rights.

                        n. Disclosure. The Purchaser has provided the Seller and the Shareholder with the most recent draft of the Purchasers Business Plan (the "BUSINESS PLAN"). To the extent the Business Plan was prepared by management of the Purchaser, the Business Plan and the financial projections contained in the Business Plan were prepared in good faith; however, the Purchaser does not represent or warrant that it will achieve such financial projections.

                        o. Brokers. The Purchaser is not obligated either directly or indirectly, to any person for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement, and agrees to indemnify the Purchaser and the Shareholder against any liability incurred by the Purchaser or the Shareholder resulting from any such charges alleged to be payable because of any act, omission or statement of or by the Purchaser.

                        p. Material Misstatements and Omissions. No representation or warranty by the Purchaser in this Agreement or the Related Agreements or in any certificate furnished or to be furnished by the Purchaser pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby contains or will contain any untrue statement of a material fact or, omits or will omit to state a material fact necessary to make the statement therein, in light of the circumstances under which they were made not misleading.

                5.      Interim Agreements.

                        a. Access: Confidentiality. The Seller agrees to make available all books, records, facilities, employees, non-employee agents (such as patent and regulatory counsel) and information necessary for the Purchaser to evaluate the Purchased Assets. The Purchaser agrees to make available all books, records, facilities, employees non-employee agents (such as patent and regulatory counsel) and information necessary for the Seller to evaluate the business financial condition and prospects of the Purchaser. Each party hereto shall keep confidential and shall not make use of any information treated by the other party as confidential (including, without limitation, the existence of this Agreement), obtained from the other party concerning the assets, properties, business or operations of the other party other than to legal counsel, consultants, financial advisers, key employees, lenders and investment bankers where such disclosure is related to the performance of obligations under this Agreement or the consummation of the transactions contemplated under this Agreement (all of whom shall be similarly bound by the provisions of this Section 5(a)), except as may be required to be disclosed by applicable law. Notwithstanding the foregoing, the foregoing confidentiality restrictions shall not apply to any information which (i) becomes generally available to the public through no fault of the receiving party or its employees, agents or representatives; (ii) is independently developed by the receiving party without benefit of the above-described information (and such independent development is substantiated in writing), or rightfully received from another source on a non-confidential basis; (iii) when such disclosure is required by a court or governmental authority or is otherwise required by law or is necessary to establish rights under this Agreement or any Related Agreement or any Related Agreement (and the disclosing party has taken all reasonable efforts to limit the scope of such disclosure and to protect the confidential nature of the information disclosed).

                        b.      Public Announcements.  The Purchaser, the
Seller and the Shareholder agree to cooperate in good faith and mutually consent to any press release or public statement with respect to the existence of this Agreement or the transactions contemplated hereby, and further agree not to issue any such press release or public statement prior to consultation with the other, except as may be required by law.

                        c. Interim Operations. The Seller agrees, and the Shareholder agrees to cause the Seller to ensure that, from the date of this Agreement to the Closing Date, the Seller shall take no action (i) that could reasonably be expected to diminish in any material way the value of the Purchased Assets, or (ii) that would result in any representation or warranty of the Seller or the Shareholder being untrue in any material respect. Without limiting the generality of the foregoing, the Seller shall not, without the prior approval of the Purchaser, enter into any material agreement or commitment, waive any material right or otherwise materially alter any of its current activities with respect to the Seller's conduct of research development or testing of the Hyline Products relating to Metoclopramide.

                        d. Occurrence of Conditions. Each party hereto shall use its commercially reasonable efforts, or where appropriate cooperate in the efforts of the other party, to cause the occurrence of the conditions specified in Section 6 and Section 7 of this Agreement.

                        e. Seller's Non-solicitation Agreement. From the date hereof and until the Closing Date or the termination of this Agreement, whichever occurs earlier, neither the Seller nor the Shareholder shall, whether directly or indirectly or through any affiliate, advisor or other consultant, initiate or participate in any discussion or negotiation relating to, or provide any information in connection with, any possible sale, directly or indirectly, of the Seller, any of its corporate interests, assets or business (including, without limitation, the Purchased Assets), to any party other than the Purchaser.

                        f. Certain Assignments. The Seller and the Shareholder shall use their respective best efforts to obtain assignments to Purchaser on or prior to the closing of each of the Assigned Contracts on the same terms or terms more favorable to the Purchaser as currently exist with respect to the Seller, provided, however, that neither the Seller nor the Shareholder shall be required to pay or transfer or promise to pay or transfer any sum or property right in order to obtain any such consent.

                        g. Purchaser's Non-Solicitation Agreement. The Purchaser agrees for itself and its affiliates that if the transactions contemplated by this Agreement do not close for any reason resulting primarily from the fault or breach of the Purchaser, neither the Purchaser nor its affiliates will without first obtaining the prior written consent of the Seller, directly or indirectly enter into negotiations or an agreement with Antisoma Ltd. or any of its affiliates regarding the bladder carcinoma product or enter into an agreement with Laslo Darco (Pharmacon) or any of its affiliates regarding the immune suppressor product. The foregoing provisions are not intended to limit any confidentiality agreement previously entered into by the Purchaser and the Seller.

        6. Conditions to Obligations of the Purchaser. Absent a waiver in writing, all obligations of the Purchaser to purchase the Purchased Assets are subject to the satisfaction of the following conditions, to the Purchaser's reasonable satisfaction, on or before the completion of the Closing on the Closing Date:

                a. Representations, Warranties and Performance. The representations and warranties of the Seller and the Shareholder contained herein shall be deemed to have been made again at and as of the Closing Date and shall then be true and correct in all material respects with the same force and effect as if such representations and warranties have been made at and as of the Closing Date; the Seller and the Shareholder shall have performed and complied with all agreements, conditions and covenants required by this Agreement to be performed or complied with by the Seller and the Shareholder prior to or at the Closing Date; and the Seller shall have furnished to the Purchaser a certificate of the President of the Seller and the Shareholder dated the Closing Date, verifying, in such detail as the Purchaser may reasonably request, to the fulfillment of the foregoing conditions.

                b. Litigation. There shall not be pending any litigation before any court or governmental agency (i) the outcome of which could reasonably be expected to have a material adverse affect on the Purchased Assets or their value to the Purchaser, or (ii) to restrain or prohibit or to obtain damages or other relief in connection with, or which is related to or arises out of, this Agreement, the Related Agreements or the transactions contemplated hereby or thereby.

                c. Approvals. All corporate action shall have been taken by the Seller and the Shareholder necessary for the approval of this Agreement, the Related Agreements and the transactions contemplated hereby and thereby, and all required consents and approval, as set forth on Exhibit L hereto, or filings shall have been made or completed to the Purchaser's reasonable satisfaction under any applicable law, rule or regulation or pursuant to any contract or agreement to which the Seller or the Shareholder may be a party.

                d. Certain Assignments. The assignments of the Assigned Contracts as described in Section 5(f) hereof shall have been received to the Purchaser's reasonable satisfaction.

                e. Absence of Material Changes. Between the date of this Agreement, and the Closing Date, there shall not have been any adverse change in or to the Purchased Assets or the Seller's financial condition, business or prospects.

                f. Legal Opinion. The Purchaser shall have received the legal opinions of Salon, Marrow & Dyckman, counsel to the Seller and the Shareholder, and Philip French, special patent counsel to the Seller, each dated the Closing Date, in the respective forms attached hereto as Exhibit P and Exhibit O. Such opinions shall be in form and substance reasonably satisfactory to the Purchaser and its legal counsel.

                g. Related Agreements. The Seller and the Shareholder shall have executed and delivered each of the Related Agreements to which they are a party.

                h. Regulatory Matters. The Seller shall have delivered to the Purchaser (i) letters to be executed by the Seller or the Predecessor notifying the FDA of the transfer of the purchased drug products, including the transfer of investigational new drug applications and orphan drug designations, as per 21 C.F.R. Section 316.27, and (ii) the original recorded documentation of FDA approval of all investigational new drug applications filed with the FDA by the Seller or the Predecessor with respect to the Purchased Assets.

                i. FIRPTA Affidavit. The Seller shall have provided the Purchaser with an affidavit stating, under penalty of perjury, that the Seller is not a foreign person and providing the Seller's U.S. taxpayer identification number.

        7. Conditions to Obligations of the Seller. Absent a waiver in writing, all obligations of the Seller to sell the Purchased Assets, are subject to the satisfaction of the following conditions, to the Seller's reasonable satisfaction, on or before the completion of the Closing on the Closing Date:

                a. Representations, Warranties and Performance. The representations and warranties of the Purchaser shall be deemed to have been made again at and as of the Closing Date and shall then be true and correct in all material respects with the same force and effect as if such representations and warranties had been made at and as of the Closing Date; the Purchaser shall have performed and complied with all agreements, conditions and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing Date; and the Seller shall have been furnished with a certificate of the President of the Purchaser, dated the Closing Date, certifying in such detail as the Seller may reasonably request, to the fulfillment of the foregoing conditions.

                b. Litigation. There shall not be pending any litigation before any court or governmental agency to restrain or prohibit or to obtain damages or other relief in connection with, or which is related to or arises out of, this Agreement, the Related Agreements or the transactions contemplated hereby or thereby.

                c. Approvals. All corporate action shall have been taken by the Purchaser necessary for the approval of this Agreement, the Related Agreements and the transactions contemplated hereby and thereby, and all required consents, approvals or filings shall have been made or completed to the Seller and Shareholder's reasonable satisfaction under any applicable law, rule or regulation or pursuant to any contract or agreement to which the Purchaser may be a party.

                d. Absence of Material Changes. Between the date of this Agreement, and the Closing Date, there shall not have been any adverse change in or to the Purchaser's financial condition.

                e. Legal Opinion. The Seller shall have received a legal opinion of Venture Law Group, counsel to the Purchaser, dated the Closing Date, in the form attached hereto as Exhibit R. Such opinion shall be in form and substance reasonably satisfactory to the Seller and its legal counsel.

                f. Related Agreements. The Purchaser shall have executed and delivered the Related Agreements, and the Sixth Amended and Restated Rights Agreement between the Purchaser, the Seller and certain shareholders of the Purchaser in the form attached to this Agreement as Exhibit S (the "RIGHTS AGREEMENT"), shall have been executed and delivered by each shareholder of the Purchaser named on the signature page thereto.

                g. Regulatory Matters. The Purchaser shall have delivered to the Seller letters executed by the Purchaser notifying the FDA of the transfer of the purchased drug products.

                h. Side Letter Agreement. The Purchaser shall have delivered to the Seller a copy of the Side Letter Agreement, the form of which is attached hereto as Exhibit T, executed by certain of the Purchaser's shareholders.

                i. Valuation Matters. The Seller and the Shareholder shall have received from EGS Securities Corp. a written opinion regarding the fair market value of the consideration to be received by the Seller in this transaction in form and substance reasonably satisfactory to the Seller and the Shareholder.

        8.      Termination: Survival and Effect of Termination.

                a. Termination. Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

                        (i) By mutual consent of the Purchaser and the Seller;

                        (ii) By the Purchaser, if any of the conditions set forth in Section 6 shall have become reasonably incapable of fulfillment prior to January 15, 1994, through no fault of the Purchaser and such condition shall not have been waived in writing by the Purchaser;

                        (iii) By the Seller, if any of the conditions set forth in Section 7 shall have become reasonably incapable of fulfillment prior to January 15, 1994, through no fault of the Seller and such condition shall not have been waived in writing by the Seller;

                        (iv) By either Purchaser or the Seller if (A) the other has breached this Agreement in any material respect other than a breach of any representations and warranties made by the other in Section 3 or Section 4 of this Agreement (as the case may be), or (B) the Closing does not occur on or before January 15, 1994 (unless such date is extended by mutual agreement), but only if the failure to consummate such transaction on or before such date did not result from the failure by the party seeking such termination to fulfill any condition set forth in Section 5(d), Section 6 or Section 7, as the case may be, which is a condition precedent to the obligation of the other under this Agreement to consummate the transactions contemplated hereby;

                         (v)     By the Purchaser if, since October 1, 1993,
there has been an adverse change in the Seller's business or prospects or in the Purchased Assets; or

                         (vi)    By the Seller if, since October 1, 1993, there
has been an adverse change in the business or prospects of the Purchaser.

                 b. Survival. If this Agreement is terminated prior to Closing and the transactions contemplated hereby are not consummated as described above, this Agreement shall become void and of no further force and effect, except for the provisions of Section 5(a) (relating to the obligations of confidentiality); Section 5(b) (relating to disclosure); Section 8 (relating to termination); and Section 10 (relating to certain miscellaneous provisions).

        9.      Covenants Following Closing.

                a.      Indemnification.

                         (i)     Indemnification by the Seller and the
Shareholder. Each of the Seller and the Shareholder, jointly and severally, agrees to indemnify, defend and hold the Purchaser, its employees, directors, agents and representatives, harmless from and against any and all losses, claims, demands, damages, costs and expenses (including without limitation, reasonable attorneys' fees and disbursements and expenses incurred in the investigation, defense or settlement) of every kind, nature and description (collectively, "CLAIMS") based upon, arising out of or otherwise in respect of
(A) any inaccuracy in or any breach or any representation, warranty, covenant or agreement of the Seller or the Shareholder contained in this Agreement or in any certificate, document or instrument delivered pursuant to this Agreement at Closing; (B) any claim arising out of or made in connection with the Seller's conduct of its business prior to the Closing other than obligations expressly assumed by the Purchaser with respect to the Assigned Contracts: (C) any failure to comply in all respects with the "bulk sales" or "bulk transfer" laws of any jurisdiction in connection with the transactions contemplated hereby; (D) any Covered FDA or DEA Action (as defined below), in so far as it relates to the conduct of the Seller's business prior to the Closing; (E) any infringement or other violation by the Seller, whether known or unknown, of any third party's intellectual property, rights as the same relate to the Purchased Assets; (F) any employment or consulting relationship between Seller, Shareholder or any affiliates thereof and any person other than obligations expressly assumed by the Purchaser with respect to the Assigned Contracts; (G) successor liability imposed upon the Purchaser under any state laws imposing successor liability for Taxes on purchasers of assets, or (H) any claim related to the Purchased Assets, as such claim relates to any environmentally hazardous or toxic substance, material or waste is regulated by any local government authority, any state or the United States Government. The Seller shall not be obligated to indemnify and hold harmless the Purchaser from, or defend the Purchaser against, any Designated Liability Claims, as defined below; provided, however, that this sentence shall not limit in any respect Seller's obligation to indemnify and hold harmless the Purchaser from Claims arising from the breach of the Seller's representations and warranties in Section 3(g) and 3(k)(i) of this Agreement. Each of the Seller and the Shareholder agrees that any breach of this Agreement by the Seller shall be deemed to be a breach of this Agreement by the Shareholder, and that the obligations of the Seller and the Shareholder hereunder, shall be, in all cases, joint and several. Notwithstanding the foregoing, neither the Seller nor the Shareholder shall be obligated to indemnify the Purchaser with respect to (X) any Claim (other than any Claim relating to Taxes) as to which notice has not been provided to the Seller or the Shareholder, as the case may be, on or prior to the third anniversary of the Closing Date; or (Y) any Claim to the extent the aggregate amount of all Claims for which indemnification would be required hereunder by the Seller and the Shareholder exceeds the aggregate amount of those elements of the Purchase Price described in Section 2(a)(i) and Section 2(a)(ii) hereon provided, however, that the foregoing limitations in (X) and (Y) shall not apply to any claim made in connection with any liabilities arising from the conduct of the Seller or the Predecessor prior to the Closing and not expressly assumed hereunder, or arising out of the Seller's failure to duly perform its obligations hereunder or under any or all of the Related Agreements.

                (ii) Covered FDA or DEA Actions. For the purposes of paragraph (i) above, a "COVERED FDA OR DEA ACTION" shall mean either (x) an FDA or DEA Action (as defined below) that is the result of a Covered Enforcement Proceeding (as defined below) or (y) a Qualified Recall (as defined below). For the purposes of the foregoing, the following definitions apply:

                        (A) An "FDA OR DEA ACTION" shall mean (i) any enforcement letter issued by the FDA or DEA relating to a Hyline Product, including, without limitation, a warning letter issued by the FDA or DEA in so far as it relates to the conduct of the business of the Seller prior to the Closing Date, (ii) any seizure or recall by or at the direction of the FDA or DEA after the Closing Date of any Hyline Product (made or packaged by or for the Seller or the Predecessor on or prior to the Closing Date), (iii) an injunction or the filing of a motion for an injunction, indictment or issuance of a "Section 305 Hearing Notice" against the business by or on behalf of the FDA or a withdrawal or suspension by the FDA of an IND or NDA relating to a Hyline Product, or any DEA adverse action in so far as it relates to the conduct of the business of the Seller prior to the Closing Date or (iv) any other government civil and/or criminal enforcement action taken by the FDA or DEA relating to a Hyline Product in so far as it relates to the conduct of the business of the Seller prior to the Closing Date.

                        (B) A "COVERED ENFORCEMENT ACTION" shall mean any enforcement proceeding initiated and/or prosecuted by the FDA or DEA on its behalf or through the United States Department of Justice against the Purchaser to the extent that it relates to the conduct of the Seller's business prior to the Closing Date.

                        (C) A "QUALIFIED RECALL" shall mean a recall by the Purchaser of a Hyline Product based upon the reasonable belief that the product violates the FDC Act or the rules or regulations promulgated thereunder as a result of the conduct of the Seller's business prior to the Closing Date, but only to the extent that it relates to such conduct.

                (iii) Maintenance of Records. The Purchaser covenants that, for so long as the Seller is subject to the indemnification provisions of paragraph (i) above, it will maintain all production, manufacturing, distribution, quality assurance and complaint resolution records for all Hyline Products and will allow the Seller, upon reasonable notice, to inspect and copy such records to the extent necessary for the Seller to fulfill such indemnification obligations or to comply with any regulatory requirement.

                        (iv) Indemnification by the Purchaser. The Purchaser agrees to indemnify, defend and hold the Seller, the Shareholder, and their respective employees, directors, agents and representatives harmless from and against any and all Claims based upon, arising out of or otherwise in respect of (A) any inaccuracy in or any breach of any representation, warranty, covenant or Agreement of the Purchaser contained in this Agreement or in any certificate, document or instrument delivered pursuant to this Agreement at the Closing; (B) any claim arising out of or made in connection with the Purchaser's conduct of its business after the Closing, including, without limitation, claims arising out of its failure to duly perform its obligations arising after the Closing under the Assigned Contracts; or (C) any Claim made by a participant (or a participant's successor-in-interest) in any clinical trials of any Hyline Product conducted prior to the Closing that use of such Hyline Product in such clinical trial caused illness, injury or death to such participant (whether such Claim has been brought directly or indirectly against the Seller, the Shareholder, or their respective employees, directors, agents or representatives) (such claims under this subpart (C) being referred to herein as the "DESIGNATED LIABILITY CLAIMS"). Notwithstanding the foregoing, the Purchaser shall not be obligated to indemnify the Seller, the Shareholder or their respective employees, directors, agents and representatives with respect to (X) any Claim as to which notice has not been provided to the Purchaser on or prior to the third anniversary of the Closing Date; or (Y) any Claim to the extent the aggregate amount of all Claims for which indemnification would be required hereunder by the Purchaser exceeds the aggregate amount of those elements of the Purchase Price described in Section 2(a)(i) and Section 2(a)(ii) hereof; provided, however, that the foregoing limitations in (X) and (Y) shall not apply to any claim, other than Designated Liability Claims, made in connection with Purchaser's conduct of its business after the Closing, including, without limitation, claims arising out of its failure to duly perform its obligations assumed under the Assigned Contracts or with respect to Purchaser's obligations under Section C hereof or under any of the Related Agreements.

                        (v) De Minimis Amount. Neither the Seller nor the Shareholder, on the one hand, nor the Purchaser, on the other hand, shall be required to pay the first one hundred thousand dollars ($100,000.00) in the aggregate of indemnification pursuant to this Section 9 for any breach, inaccuracy or misrepresentation regarding any of the warranties or representations made by such party hereunder.

                        (vi) Insurance Coverage. To the extent that any claim is compensable or protected under an enforceable contract of insurance ("INSURANCE CLAIM and "INSURANCE POLICY"), the Insurance Claim shall be diligently pursued to the full extent of the Insurance Policy before the indemnifying party shall be liable hereunder. The Purchaser agrees that in the event the Purchaser shall obtain any products liability insurance policy which extends to the Hyline Products (which the Purchaser shall have no obligation to obtain), the Purchaser will add the Seller and the Shareholder as "Additional Insureds" on such policy; provided, that the Purchaser shall not be obligated to do so if so adding Additional Insureds would cause the Purchaser to incur additional expense or if such action would cause the amount of insurance coverage available to the Purchaser or its affiliates to be reduced.

                        (vii) Notification: Settlement. Any party seeking indemnification hereunder shall notify the party from whom indemnification may be sought promptly following the indemnified party's receipt of notice of such Claim; provided that any failure to notify the indemnifying party shall not limit the indemnified party's rights to indemnification except and only to the extent such delay in notifying the indemnified party materially prejudices the defense of such Claim. Indemnification shall be provided hereunder by the indemnifying party on an as-incurred basis, provided that the indemnified party agrees in writing to promptly reimburse the indemnifying party in the event that the indemnified party ultimately is determined not to be entitled to such indemnification. No indemnifying party shall have any obligation to provide indemnification with respect to any Claim as to which the indemnified party enters into a settlement or consent to judgment without the prior written consent of the indemnifying party. No indemnifying party shall enter into any settlement or consent to judgment with respect to any Claim unless such settlement or consent to judgment provides a full release of each indemnified party with respect thereto. Each of the parties hereto agrees to use their best efforts to defend against any Claim, and to cooperate with the other parties in order to minimize the amount of any Claim. The indemnified parties shall use their best efforts to make any claim for indemnification hereunder not later than the ninety (90) days after the date on which they have actual knowledge of the material facts relating to such claim.

                        (viii)  Set-Off Provisions. If a claim for
indemnification is made by the Purchaser (or the related parties enumerated above) against the Seller or the Selling Shareholder hereunder, the Purchaser may, at its option and by notice to the Seller (and without limiting any other rights it may have at law or equity), withhold and place into an interest-bearing escrow account with an independent third-party reasonably acceptable to both parties the amount reasonably estimated by the Purchaser to be the value of such Claim against any principal or interest due under any of the Notes or those certain amounts payable by Purchaser pursuant to the Non-Competition Agreement, pending final adjudication or settlement of such claim. Upon final adjudication or settlement of such claim, the Purchaser shall retain the amount to which it is entitled hereunder in full or partial satisfaction of such claim of indemnification and such retained amount shall reduce and offset any other payment due to the Seller (with any remaining amount to be paid to Seller). Any amount not properly retained by the Purchaser under the terms of the final adjudication or settlement relating to such Claim shall be paid promptly to the Seller. The Purchaser and the Seller shall be entitled to receive any interest earned on their respective amounts distributed from the escrow hereunder.

                b. Seller's Employees. The Seller and the Shareholder agree that the Seller shall bear sole responsibility for all amounts due and payable or otherwise arising with respect to the Seller's employees at and prior to the Closing Date, including but not limited to, all salaries, wages, commissions, profit and revenue sharing, and holiday, vacation and severance pay, bonuses and past service credits and shall have made and remitted, for all periods through and including the Closing Date, all payroll deductions, remittances and contributions, including, but not limited to, employees' salaries and wages, commissions, bonuses and profit-sharing required under contract, any collective bargaining agreements or applicable laws and regulations. Except as expressly provided herein, the Purchaser shall have no obligation whatsoever to employ any employee of the Seller following the Closing Date.

            c.  Use of Name

                (i) Following the Closing Date, neither the Seller nor the Shareholder (nor any of their respective affiliates) shall use the name "Hyline Pharmaceuticals, Inc., "Hyline Group" or "Hyline" except in connection with winding up of the Seller's business. The Seller and the Selling Shareholder hereby represent and warrant that, to their knowledge, no other party has any legal right to use the foregoing names in any business related to the business of the Seller or which relates to the Purchased Assets.

                (ii) Following the Closing Date, neither the Purchaser nor its affiliates shall use the name "Darby" either alone or in conjunction with any other word or phrase, other than in legal filings or other documents in which such use is reasonably necessary.

            d. Confidentiality. From the date hereof and until the tenth (10th) anniversary of the Closing Date, the Seller and the Shareholder will hold in confidence and use all reasonable efforts to cause all of their employees, agents and representatives to hold in confidence all documents and other written material containing knowledge or information of a confidential nature which is solely or primarily related to the Seller's business or the Purchased Assets (including, but not limited to, all of the Seller's Intellectual Property Rights constituting part of the Purchased Assets), and not disclose, publish, use or permit others to use the same. The foregoing restriction shall not apply to any portion of the foregoing which (i) becomes generally available to the public through no fault of the Seller, the Shareholder or their employees, agents or representatives; (ii) is independently developed by the Seller or the Shareholder without benefit of the above-described information (and such independent development is substantiated in writing), or rightfully received from another source on a non-confidential basis; or (iii) when such disclosure is required by a court or governmental authority or is otherwise required by law or is necessary to establish rights under this Agreement or any Related Agreement (and the disclosing party has taken all reasonable efforts to limit the scope of such disclosure and to protect the confidential nature of the information disclosed). The Seller and the Shareholder agree further that neither of them shall retain any existing tangible expressions of any the Seller's Intellectual Property Rights included in the Purchased Assets which would constitute confidential information subject to this Section 9(d).

            e. Discharge of Liabilities. From and after the Closing Date, the Seller shall promptly and fully satisfy and discharge all of its debts, liabilities and obligations as they become due, except for liabilities expressly assumed by the Purchaser hereunder or as shall be contested by the Seller in good faith.

            f. FDA Records. On the Closing Date, all records required by the FDA to be kept by the Seller with reference to any Purchased Assets, as well as other records maintained by the Seller or the Predecessor with respect thereto, shall be transferred to the Purchaser. Responsibility for the accuracy of such records prior to the Closing Date shall remain with the Seller, but responsibility for custody and maintenance of such records subsequent to the Closing Date shall belong to the Purchaser.

            g.  Cooperation.

                        (i) The Seller and the Purchaser shall provide each other with such information and access to books and records as may reasonably be requested by the other in connection with any Claim or the preparation of any returns of Taxes and audits or other proceedings relating to Taxes, and Seller shall furnish Purchaser with such information as may be necessary under the incremental research credit provisions of Section 41(f)(3)(A) of the Code.

                        (ii) The Seller and the Shareholder each agree to reasonably cooperate (including, as necessary, through the attendance at meetings) with the Purchaser and its agents in the Purchaser's negotiations with the University of Michigan with respect to the acquisition by the Purchaser of exclusive rights to the gelling delivery system, as it relates to pharmaceutical applications, developed by such institution.

                        (iii) Each party hereto shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of this Agreement, the Related Agreements and the transactions contemplated hereby and thereby.

                h. Non-Competition Covenant of the Seller. In consideration of the payments set forth in Section 2 above, the Seller shall not, prior to the fifth (5th) anniversary of the date of this Agreement, do any of the following without the prior written consent of the Purchaser, directly or indirectly (whether as a shareholder, partner, principal, agent, director, affiliate, consultant or otherwise) (i) carry on in any county in the United States of America or in any other country in the world (the "RESTRICTED TERRITORY") any business activity relating, directly or indirectly, to the development, marketing, licensing or use of any of the Hyline Products or products intended for the same applications and utilizing the same delivery system as any of the Hyline Products or (ii) solicit or influence or attempt to influence any person employed by the Purchaser, including any person who may have been employed by any the Seller or the Predecessor prior to his or her employment with the Purchaser, to terminate or diminish his or her employment with the Purchaser or become an employee or consultant of the Seller, the Shareholder, any affiliate of the Shareholder or the Seller, or any competitor of the Purchaser. The restrictions in this Section 9(h) shall not be deemed to apply to any investments the Seller may make in any publicly traded company so long as such Seller's aggregate holdings do not exceed five percent (5%) of the outstanding voting securities of such company. The parties intend that the covenants contained in this Agreement shall be construed as a series of separate covenants, one for each country, county, city and state (or comparable political subdivision) in the Restricted Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding paragraphs. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants (or any part thereof) deemed included in such paragraphs, then such unenforceable covenant (or such part) shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced by such court. It is the intent of the parties that the covenants set forth in this Section 9(h) be enforced to the maximum degree permitted by applicable law. In the event that the provisions of this Agreement should ever be deemed to exceed the scope, time or geographic limitations of applicable law regarding covenants not to compete, then such provisions shall be reformed to the maximum scope, time or geographic limitations, as the case may be, permitted by applicable laws. The parties hereto acknowledge and agree that the extent of damages to the Purchaser in the event of a breach of the covenants contained in this Agreement by the Seller would be difficult or impossible to ascertain and that there is and will be available to the Purchaser no adequate remedy at law in the event of any such breach. Consequently, the Seller hereby agrees that in the event of such breach, the Purchaser shall be entitled to enforce any or all of the covenants contained in this Agreement by injunctive or other equitable relief.

        10.     Miscellaneous.

                a. Survival of Representations and Warrants. Subject to the limitations set forth in Section 9 above, all representations and warranties of the Purchaser, the Seller and the Shareholder made in this Agreement or in any certificate, document or other instrument delivered pursuant hereto shall survive the execution and deliver hereof and the Closing.

                b. Fees and Expenses. Each of the parties hereto shall bear its own fees and expenses, including fees of counsel and accountants, incurred in connection with the negotiation of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby or otherwise arising out of, or by reason of, this Agreement or any Related Agreement.

                c. Entire Agreement; Third Party Beneficiaries. This Agreement and the Related Agreements (including the exhibits and schedules hereto and thereto) constitute the entire agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect thereto, including (without limitation) that certain Letter of Intent dated as of October 14, 1993. The parties hereto acknowledge and agree that no third party (including any employee of the Seller) is intended to be a third-party beneficiary of this Agreement or any Related Agreement.

                d. Amendments. No amendment, modification or rescission of this Agreement or any Related Agreement shall be effective unless set forth in writing executed by the party sought to be bound thereby.

                e. Notices. Any notice given hereunder or under any Related Agreement (except as otherwise provided therein) shall be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by telex or other means), the day after delivery by commercial courier to a responsible individual with instructions for next-day delivery or the fourth day after mailing by certified or registered mail, postage prepaid, as follows:

                        (i)  If to the Purchaser:

                        RiboGene, Inc.

                                21375 Cabot Boulevard
                                Hayward, CA 94545
                                Attention: President

                                With a copy to:

                                Michael W. Hall, Esq.
                                Venture Law Group
                                2800 Sand Hill Road
                                Menlo Park, CA 94025
                                (415) 854-4488

                                (ii) If to the Seller or the Shareholder:

                                Darby Group Companies, Inc.
                                100 Banks Avenue
                                Rockville Center, NY 11570
                                Attention: President

                                With a copy to:

                                Joel Salon, Esq.
                                Salon, Marrow & Dyckman
                                685 Third Avenue
                                New York, NY 10017
                                (212) 661-7100,

or to such other address as any party may have furnished in writing to the other party in the manner provided above.

                f. Assignment. Any party may assign its rights to receive any monetary payment under this Agreement to a third party without the prior written consent of any other party, but no party may assign any other rights or any obligations under this Agreement without the prior written consent of the other parties. Notwithstanding the foregoing, however, the Purchaser (and its successors) may assign its rights and obligations hereunder to another entity without the consent of the Seller or the Shareholder so long as such entity has at least the same net worth immediately following such assignment as the Purchaser immediately prior to such assignment and so long as such entity acknowledges and accepts in writing the obligations assumed pursuant to such assignment; provided, however, that such assignment without the consent of the Seller or the Shareholder will not serve to relieve the Purchaser of the performance of its obligations hereunder if such assignee shall fail to perform such obligations pursuant to the terms of this Agreement. Any proposed assignment in violation of this Section 10(f) shall be void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective transferees, successors, assigns and legal representatives.

                g. Incorporation by Reference. All Exhibits referred to in this Agreement are by this reference incorporated herein as an integral part hereof.

                h. Governing Law. This Agreement and the respective rights and obligations of the parties hereto shall be construed under and by the laws of the State of New York as such laws are applied to contracts entered into in that state between residents thereof.

                i. Captions. The title to the Sections and subsections of this Agreement and the Related Agreements are included herein solely for convenience, are not a part of this Agreement or any Related Agreement and do not in any way limit or amplify the terms of this Agreement or any Related Agreement.

                j. Attorney's Fees. If any legal action or proceeding is brought to enforce or interpret this Agreement or any Related Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with this agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs in connection with such action or proceeding in addition to all other relief to which such party may be entitled.

                k. Counterparts. This Agreement and any Related Agreement may be executed in any number of counterparts, each of which shall be considered to be an original, but all of which together shall constitute one and the same instrument.

                l. California Commissioner of Corporations. THE SALE OF THE SECURITIES THAT IS THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA, THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION FOR SUCH SECURITIES PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED UNLESS THE SALE IS SO EXEMPT.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Asset Purchase Agreement as of the date first set forth above.

PURCHASER:                              RIBOGENE, INC.,
                                        a California corporation



                                        By: /s/  CHARLES J. CASOMENTO
                                           ---------------------------------

                                        Title:  President & CEO
                                              ------------------------------



SELLER:                                 HYLINE LABORATORIES, INC.,
                                        a New York corporation


                                        By: /s/  MICHAEL ASHKIN
                                           ---------------------------------

                                        Title:  President
                                              ------------------------------



SHAREHOLDER:
                                         /s/ MICHAEL ASHKIN
                                        ------------------------------------
                                             Michael Ashkin